SCHEDULE 14C INFORMATION
          Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

          Check the appropriate box:

          [ ]  Preliminary Information Statement

          [ ] Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

          [X]  Definitive Information Statement

                                  OHIO POWER COMPANY
                   (Name of Registrant As Specified in Its Charter)

          Payment of Filing Fee (Check the appropriate box):

          [X]  No fee required.

          [ ] Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

               1) Title of each class of securities to which transaction applies:______________________________________________

               2) Aggregate number of securities to which transaction applies:______________________________________________

               3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
                    ______________________________________________________

               4)   Proposed maximum aggregate value of transaction:
                    ______________________________________________________

               5)   Total fee paid:
                    ______________________________________________________

          [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the
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               1)   Amount Previously Paid:_______________________________

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               4)   Date Filed:___________________________________________




                                  OHIO POWER COMPANY
                              301 Cleveland Avenue, S.W.
                                  Canton, Ohio 44702



                       NOTICE OF ANNUAL MEETING OF SHAREHOLDERS



          TO THE SHAREHOLDERS OF
              OHIO POWER COMPANY:


               The annual meeting of the shareholders of Ohio Power Company will be held on Tuesday, May 4, 1999, at 2:30 p.m. at the principal office of American Electric Power Service Corporation, 1 Riverside Plaza, Columbus, Ohio, for the following purposes:

               1. To elect six directors of the Company to hold office for one year or until their successors are elected and qualified; and

               2. To transact such other business (none known as of the date of this notice) as may legally come before the meeting or any adjournment thereof.

               Only holders of record of Common Stock and Cumulative Preferred Stock, par value $100 per share, at the close of business on March 8, 1999 are entitled to notice of and to vote at the annual meeting.

               THERE WILL BE NO SOLICITATION OF PROXIES BY THE BOARD OF DIRECTORS OF THE COMPANY.


                                                   JOHN F. DI LORENZO, JR.,
                                                                  Secretary


          March 25, 1999



                                INFORMATION STATEMENT

               This information statement is being furnished in connection with the annual meeting of shareholders of Ohio Power Company (the "Company"), to be held on Tuesday, May 4, 1999 at 2:30 p.m. at the principal office of American Electric Power Service Corporation, 1 Riverside Plaza, Columbus, Ohio.

               WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

          Voting at Meeting

               On March 8, 1999, the date for determining shareholders entitled to notice of and to vote at the meeting, there were 256,417 shares of Cumulative Preferred Stock, par value $100 per share, and 27,952,473 shares of Common Stock outstanding.

               Each holder of Cumulative Preferred Stock, par value $100 per share, and each holder of Common Stock has the right to one vote for each share standing in such holder's name on the books of the Company at the close of business on March 8, 1999 for the election of directors and on any other business which may come before the meeting. Holders of Cumulative Preferred Stock, $25 non-voting of the par value $25 per share, and Cumulative Preferred Stock, $100 non-voting of the par value of $100 per share, are not entitled to notice of, or to vote at, the meeting.

               If notice in writing is given by any shareholder to the President, any Vice President, or the Secretary of the Company, not less than 48 hours before the time fixed for the meeting, that such shareholder desires that the voting at the meeting for directors shall be cumulative, and if an announcement of the giving of such notice is made upon the convening of the meeting by the Chairman or Secretary or by or on behalf of the shareholder giving such notice, each shareholder will have the right to cumulate such voting power as he possesses and to give one candidate as many votes as the number of directors to be elected, multiplied by the number of his votes, or to distribute his votes on the same principle among two or more candidates, as he sees fit.

          Principal Shareholders

               American Electric Power Company, Inc. ("AEP"), 1 Riverside Plaza, Columbus, Ohio 43215, a registered public utility holding company under the Public Utility Holding Company Act of 1935, owns all of the Company's outstanding Common Stock. The Common Stock represents approximately 99% of the combined voting power of the capital stock of the Company entitled to vote at the meeting. Management of the Company does not know of any person (including any "group" as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934) who beneficially owns more than 5% of the outstanding shares of Cumulative Preferred Stock, par value $100 per share.

               AEP also owns, directly or indirectly, all of the common stock of the other companies which constitute the American Electric Power System (the "AEP System"). The AEP System is an integrated electric utility system and, as a result, the member companies of the AEP System, including the Company, have contractual, financial and other business relationships with the other member companies, such as participation in the AEP System savings and retirement plans and tax returns; sales of electricity; sales, transportation and handling of fuel; sales or rentals of property; and interest or dividend payments on the securities held by the companies' respective parents. American Electric Power Service Corporation (the "Service Corporation"), a wholly-owned subsidiary of AEP, renders management, advisory, engineering and other similar services at cost to the principal operating companies of the AEP System, including the Company.

                                ELECTION OF DIRECTORS

               Six directors are to be elected to hold office for one year or until their successors are elected and qualify. The Company has been informed that AEP will nominate, and cast the votes of all of the outstanding shares of Common Stock for, the persons named below. In the event that any of such persons should unexpectedly be unable to stand for election, AEP has informed the Company that it will cast its votes for a substitute chosen by the Board of Directors of the Company and approved by AEP.

               The following brief biographies of the nominees include their ages as of March 15, 1999, an account of their business experience and the names of certain publicly-held corporations of which they are also directors.

                   Name         Age           Business Experience

           E. LINN DRAPER, JR.  57    Chairman  of  the  board  and   chief
                                      executive  officer  of  the  Company,
                                      chairman of the board, president  and
                                      chief  executive  officer of  AEP and
                                      the Service Corporation.  Joined  the
                                      Service   Corporation  in   1992   as
                                      president    and    chief   operating
                                      officer  and   assumed  his   present
                                      position in  1993.   President of AEP
                                      and  vice  president and  director of
                                      the Company from 1992 until  assuming
                                      his  present positions in 1993.  From
                                      1987 until 1992 was  chairman of  the
                                      board, president and  chief executive
                                      officer  of  Gulf   States  Utilities
                                      Company,   an  unaffiliated  electric
                                      utility.  A director of  the Company,
                                      AEP,   certain   other   AEP   System
                                      companies,   BCP   Management,  Inc.,
                                      which  is  the  general  partner   of
                                      Borden Chemicals  and Plastics  L.P.,
                                      and CellNet Data Systems, Inc.

           HENRY W. FAYNE       52    Vice  president of  the Company, vice
                                      president    and   chief    financial
                                      officer  of  AEP and  executive  vice
                                      president-financial  services of  the
                                      Service  Corporation.     Joined  the
                                      Service Corporation  in 1974,  became
                                      assistant    controller   in    1978,
                                      controller  in 1984,  vice  president
                                      and  controller in  1988, senior vice
                                      president   in  1993,   senior   vice
                                      president-corporate   planning    and
                                      budgeting  in  1995 and  assumed  his
                                      present   position   in  1998.      A
                                      director of certain other AEP  System
                                      companies.

           WILLIAM J. LHOTA     59    President    and    chief   operating
                                      officer of the Company and  executive
                                      vice   president   of   the   Service
                                      Corporation.   Joined  the Company in
                                      1965,  was   president  of   Columbus
                                      Southern Power Company,  a subsidiary
                                      of AEP,  from 1987  until 1989,  when
                                      he became  executive vice  president-
                                      operations     of     the     Service
                                      Corporation.    Assumed  his  present
                                      position     with     the     Service
                                      Corporation in  1993.   Became a vice
                                      president of the  Company in 1989 and
                                      assumed  his   present  position   in
                                      1996.   Has  been a  director of  the
                                      Company since  1989.   A director  of
                                      certain other  AEP System  companies,
                                      Huntington  Bancshares   Incorporated
                                      and      State     Auto     Financial
                                      Corporation.

           JAMES J. MARKOWSKY   54    Vice  president  of the  Company  and
                                      executive    vice     president-power
                                      generation     of     the     Service
                                      Corporation.    Joined   the  Service
                                      Corporation  in  1971  as  a   senior
                                      engineer,   became   assistant   vice
                                      president-mechanical  engineering  in
                                      1984,  senior   vice  president   and
                                      chief  engineer  in  1988,  executive
                                      vice    president-engineering     and
                                      construction in 1993 and assumed  his
                                      present position  in 1996.  Became  a
                                      director of  the Company  in 1989 and
                                      a vice  president of  the Company  in
                                      1995.   A director  of certain  other
                                      AEP System companies.

           ARMANDO A. PENA      54    Vice   president  of   the   Company,
                                      treasurer  of  AEP  and  senior  vice
                                      president-finance,   treasurer    and
                                      chief   financial  officer   of   the
                                      Service  Corporation.     Joined  the
                                      Service Corporation  in 1971,  became
                                      assistant  vice  president  in  1982,
                                      vice   president-finance   in   1989,
                                      senior  vice  president in  1996  and
                                      assumed  his   present  position   in
                                      1998.     Became   treasurer  of  the
                                      Company and AEP in 1996.  A  director
                                      of   certain    other   AEP    System
                                      companies.

           JOSEPH H. VIPPERMAN  58    Vice  president  of the  Company  and
                                      executive  vice   president-corporate
                                      services of the  Service Corporation.
                                      Joined   Appalachian   Power  Company
                                      ("Appalachian"),   a  subsidiary   of
                                      AEP,  in  1962,  transferred  to  the
                                      Service    Corporation   and   became
                                      controller  in 1978,  vice  president
                                      in   1980,    was   executive    vice
                                      president-operations  from 1984 until
                                      1989,   executive   vice   president-
                                      energy delivery in 1996, and  assumed
                                      his   present   position   in   1998.
                                      Transferred    to   Appalachian    as
                                      executive  vice  president  in  1989,
                                      was  president  from 1990  until 1995
                                      and  became a  vice president  and  a
                                      director in 1996.

               Drs. Draper and Markowsky and Messrs. Fayne, Lhota, Pena and Vipperman are directors of Appalachian, Columbus Southern Power Company ("CSPCo"), Indiana Michigan Power Company ("I&M") and Kentucky Power Company ("Kentucky"), all of which are subsidiaries of AEP and have one or more classes of publicly held preferred stock or debt securities. Drs. Draper and Markowsky and Messrs. Fayne, Lhota, and Pena are also directors of AEP Generating Company, another subsidiary of AEP.

                                    OTHER BUSINESS

               Management does not intend to bring any matters before the meeting other than the election of directors and does not know of any matters that will be brought before the meeting by others.

                                EXECUTIVE COMPENSATION

               Certain executive  officers of the Company  are employees of the Service Corporation. The salaries of these executive officers are paid by the Service Corporation and a portion of their salaries has been allocated and charged to the Company. The following table shows for 1998, 1997 and 1996 the compensation earned from all AEP System companies by the chief executive officer and the four other most highly compensated executive officers (as defined by regulations of the Securities and Exchange Commission) of the Company at December 31, 1998.

                              SUMMARY COMPENSATION TABLE

                                                                     Long-Term
                                           Annual Compensation      Compensation

                                                                      Payouts          All Other
                                            Salary      Bonus                        Compensation
      Name and Principal Position   Year     ($)       ($)(1)    LTIP Payouts($)(1)     ($)(2)

     E.   Linn   Draper,   Jr.   -  1998    780,000    194,376        345,906           104,941
     Chairman  of  the  board  and  1997    720,000    327,744        951,132            31,620
     chief  executive  officer  of  1996    720,000    281,664        675,903            31,990
     the Company;  chairman of the
     board,  president  and  chief
     executive officer  of AEP and
     the    Service   Corporation;
     chairman  of  the  board  and
     chief  executive  officer  of
     other AEP System companies

     William J. Lhota - President,  1998    380,000     82,859        134,266            56,493
     chief  operating  officer and  1997    355,000    141,396        364,436            20,570
     director   of  the   Company;  1996    320,000    125,184        263,114            19,690
     executive vice  president and
     director   of   the   Service
     Corporation; president, chief
     operating     officer     and
     director of  other AEP System
     companies

     James  J.  Markowsky  -  Vice  1998    350,000     76,317        127,115            51,859
     president and director of the  1997    325,000    129,447        338,382            18,020
     Company;    executive    vice  1996    303,000    118,534        254,535            19,480
     president-power    generation
     and  director of  the Service
     Corporation;  vice  president
     and  director  of  other  AEP
     System companies

     Joseph  H.  Vipperman -  Vice  1998    310,000     67,595         82,859            58,435
     president and director of the
     Company;    executive    vice
     president-corporate  services
     and  director of  the Service
     Corporation;  vice  president
     and  director  of  other  AEP
     System companies

     Henry   W.   Fayne   -   Vice  1998    290,000     63,234         61,555            34,124
     president and director of the
     Company;    executive    vice
     president-financial  services
     and  director of  the Service
     Corporation;  vice  president
     and  director  of  other  AEP
     System companies

    ___________

          (1) Amounts in the "Bonus" column reflect awards under the Senior Officer Annual Incentive Compensation Plan (and predecessor Management Incentive Compensation Plan). Payments were made in March of the succeeding fiscal year for performance in the year indicated. Amounts for 1998 are estimates but should not change significantly.

               Amounts in the "Long-Term Compensation" column reflect performance share unit targets earned under the Performance Share Incentive Plan for three-year performance periods.

               See below under "Long-Term Incentive Plans - Awards in 1998" and page 10 for additional information.

          (2) Amounts in the All Other Compensation column include (i) AEP's matching contributions under the AEP Employees Savings Plan and the AEP Supplemental Savings Plan, a non-qualified plan designed to supplement the AEP Savings Plan, and (ii) subsidiary companies director fees. For 1998, the amounts also include split-dollar insurance. Split-dollar insurance represents the present value of the interest projected to accrue for the employee's benefit on the current year's insurance premium paid by AEP. Cumulative net life insurance premiums paid are recovered by AEP at the later of retirement or 15 years. Detail of the 1998 amounts in the All Other Compensation column is shown below.

                      Item                       Dr. Draper    Mr. Lhota     Dr. Markowsky    Mr. Vipperman     Mr. Fayne

  Savings Plan Matching Contributions            $  3,200      $  4,800      $  4,800         $  4,800          $  4,800

  Supplemental Savings Plan Matching
  Contributions                                    20,200         6,600         5,700            4,500             3,900

  Split-Dollar Insurance                           71,621        35,173        31,439           43,135            17,399

  Subsidiaries Directors Fees                       9,920         9,920         9,920            6,000             8,025

  Total All Other Compensation                   $104,941      $ 56,493      $ 51,859         $ 58,435          $ 34,124

          (3) No 1996 or 1997 compensation information is reported for Messrs. Vipperman and Fayne because they were not executive officers in these years.

                      Long-Term Incentive Plans - Awards In 1998

               Each of the awards set forth below establishes performance share unit targets, which represent units equivalent to shares of Common Stock, pursuant to AEP's Performance Share Incentive Plan. Since it is not possible to predict future dividends and the price of AEP Common Stock, credits of performance share units in amounts equal to the dividends that would have been paid if the performance share unit targets were established in the form of shares of Common Stock are not included in the table.

               The ability to earn performance share unit targets is tied to achieving specified levels of total shareholder return ("TSR") relative to the S&P Electric Utility Index. Notwithstanding AEP's TSR ranking, no performance share unit targets are earned unless AEP shareholders realize a positive TSR over the relevant three-year performance period. The Human Resources Committee may, at its discretion, reduce the number of performance share unit targets otherwise earned. In accordance with the performance goals established for the periods set forth below, the threshold, target and maximum awards are equal to 25%, 100% and 200%, respectively, of the performance share unit targets. No payment will be made for performance below the threshold.

               Payments of earned awards are deferred in the form of restricted stock units (equivalent to shares of AEP Common Stock) until the officer has met the equivalent stock ownership target discussed in the Human Resources Committee Report. Once officers meet and maintain their respective targets, they may elect either to continue to defer or to receive further earned awards in cash and/or Common Stock.


                                                              Estimated Future Payouts of
                                                             Performance Share Units Under
                                                               Non-Stock Price-Based Plan

                                           Performance
                             Number of    Period Until
                            Performance    Maturation     Threshold      Target      Maximum
             Name           Share Units     or Payout        (#)           (#)         (#)
       E. L. Draper, Jr.       7,730        1998-2000       1,932        7,730        15,460

       W. J. Lhota             2,636        1998-2000         659        2,636         5,272

       J. J. Markowsky         2,428        1998-2000         607        2,428         4,856

       J. H. Vipperman         2,150        1998-2000         537        2,150         4,300

       H. W. Fayne             2,012        1998-2000         503        2,012         4,024

                                        Retirement Benefits

               The American Electric Power System Retirement Plan provides pensions for all employees of AEP System companies (except for employees covered by certain collective bargaining agreements), including the executive officers of the Company. The Retirement Plan is a noncontributory defined benefit plan.

               The following table shows the approximate annual annuities under the Retirement Plan that would be payable to employees in certain higher salary classifications, assuming retirement at age 65 after various periods of service.

                                  PENSION PLAN TABLE
                                              Years of Accredited Service

           Highest Average
           Annual Earnings     15         20         25         30         35         40
           $  300,000       $ 69,525   $ 92,700   $115,875   $139,050   $162,225   $182,175

              400,000         93,525    124,700    155,875    187,050    218,225    244,825

              500,000        117,525    156,700    195,875    235,050    274,225    307,475

              700,000        165,525    220,700    275,875    331,050    386,225    432,775

              900,000        213,525    284,700    355,875    427,050    498,225    588,075

            1,200,000        285,525    380,700    475,875    571,050    666,225    746,025

               The amounts shown in the table are the straight life annuities payable under the Retirement Plan without reduction for the joint and survivor annuity. Retirement benefits listed in the table are not subject to any deduction for Social Security or other offset amounts. The retirement annuity is reduced 3% per year in the case of retirement between ages 55 and 62. If an employee retires after age 62, there is no reduction in the retirement annuity.

               AEP maintains a supplemental retirement plan which provides for the payment of benefits that are not payable under the Retirement Plan due primarily to limitations imposed by Federal tax law on benefits paid by qualified plans. The table includes supplemental retirement benefits.

               Compensation upon which retirement benefits are based, for the executive officers named in the Summary Compensation Table above, consists of the average of the 36 consecutive months of the officer's highest aggregate salary and Senior Officer Annual Incentive Compensation Plan (and predecessor Management Incentive Compensation Plan) awards, shown in the "Salary" and "Bonus" columns, respectively, of the Summary Compensation Table, out of the officer's most recent 10 years of service. As of December 31, 1998, the number of full years of service applicable for retirement benefit calculation purposes for such officers were as follows: Dr. Draper, six years; Mr. Fayne, 23 years; Mr. Lhota, 34 years; Dr. Markowsky, 27 years; and Mr. Vipperman, 35 years.

               Dr. Draper has a contract with AEP and the Service Corporation which provides him with a supplemental retirement annuity that credits him with 24 years of service in addition to his years of service credited under the Retirement Plan less his actual pension entitlement under the Retirement Plan and any pension entitlement from the Gulf States Utilities Company Trusteed Retirement Plan, a plan sponsored by his prior employer.

               Ten AEP System employees (including Messrs. Fayne, Lhota, Vipperman and Dr. Markowsky) whose pensions may be adversely affected by amendments to the Retirement Plan made as a result of the Tax Reform Act of 1986 are eligible for certain supplemental retirement benefits. Such payments, if any, will be equal to any reduction occurring because of such amendments. Assuming retirement in 1999 of the executive officers named in the Summary Compensation Table, none of the executive officers would receive any supplemental benefits.

               AEP made available a voluntary deferred-compensation program in 1982 and 1986, which permitted certain members of AEP System management to defer receipt of a portion of their salaries. Under this program, a participant was able to defer up to 10% or 15% annually (depending on the terms of the program offered), over a four-year period, of his or her salary, and receive supplemental retirement or survivor benefit payments over a 15-year period. The amount of supplemental retirement payments received is dependent upon the amount deferred, age at the time the deferral election was made, and number of years until the participant retires. The following table sets forth, for the executive officers named in the Summary Compensation Table, the amounts of annual deferrals and, assuming retirement at age 65, annual supplemental retirement payments under the 1982 and 1986 programs.

                                 1982 Program              1986 Program

                                          Annual                    Annual
                                         Amount of                 Amount of
                             Annual    Supplemental    Annual    Supplemental
                             Amount     Retirement     Amount     Retirement
                            Deferred      Payment     Deferred      Payment
                             (4-Year     (15-Year      (4-Year     (15-Year
          Name               Period)      Period)      Period)      Period)
          J. H. Vipperman    $11,000      $90,750      $10,000      $67,500

          H. W. Fayne          -0-          -0-          9,000       95,400


                                    Severance Plan

               In connection with a proposed merger with Central and  South
          West Corporation, AEP's Board of Directors adopted a severance plan on February 24, 1999, effective March 1, 1999, that includes Dr. Markowsky and Messrs. Lhota, Vipperman and Fayne. The severance plan provides for payments and other benefits if, within two years after the merger is completed, the officer's employment is terminated by AEP without "cause" or by the officer because of a detrimental change in responsibilities or a reduction in salary or benefits. Under the severance plan, the officer will receive:

            * A lump sum payment equal to three times the officer's annual base salary plus target annual incentive under the Senior Officer Annual Incentive Compensation Plan.

            * Maintenance for a period of three additional years of all medical and dental insurance benefits substantially similar to those benefits to which the officer was entitled immediately prior to termination, reduced to the extent comparable benefits are otherwise received.

            * Outplacement services not to exceed a cost of $30,000 or use of an office and secretarial services for up to one year.

               AEP's obligation for the payments and benefits under the severance plan is subject to the waiver by the officer of any other severance benefits that may be provided by AEP. In addition, the officer agrees to refrain from the disclosure of confidential information relating to AEP.

          AEP   BOARD  HUMAN   RESOURCES   COMMITTEE   REPORT  ON   EXECUTIVE
          COMPENSATION

               The Human Resources Committee of the Board of Directors regularly reviews executive compensation policies and practices and evaluates the performance of management in the context of AEP's performance. None of the members of the Committee is or has been an officer or employee of any AEP System company or receives remuneration from any AEP System company in any capacity other than as a director.

               The Human Resources Committee recognizes that the executive officers are charged with managing a $19 billion, multi-state electric utility with international investments during challenging times and with addressing many difficult and complex issues.

               AEP's executive compensation program is designed to maximize shareholder value, to support the implementation of AEP's business strategy and to improve both corporate and personal performance. The Committee's compensation policies supporting this program are:

               * Pay for performance, motivating both short- and long-term performance. Compensation for short- and long-term performance focuses on meeting specified corporate performance goals and the long-term interests of shareholders, respectively.

               * Require a significant amount of compensation for senior executives to be "at risk," variable incentive compensation versus fixed or base pay - with much of this risk similar to the risk experienced by other AEP shareholders.

               * Enhance AEP's ability to attract, retain, reward, motivate and encourage the development of exceptionally knowledgeable, highly qualified and experienced executives through compensation opportunities.

               * Target compensation levels at rates that are reflective of current market practices to maintain a stable, successful management team.

               In carrying out its responsibilities, the Committee utilizes independent compensation consultants to obtain information and recommendations relating to changing industry compensation practices and programs.

               The Committee also considers  management's responses to  the impact of increased competition and other significant changes in the rapidly evolving electric utility industry. It is the Committee's opinion that, in this ever-changing environment, Dr. Draper and the senior management team continue to develop and implement strategies effectively to position AEP for the future. This includes AEP's development of unregulated business activities, proposals and actions taken in connection with the industry's transition to competition, establishment of a national energy trading organization and the merger agreement with Central and South West Corporation. Two specific significant 1998 initiatives were the acquisition of Citipower, an Australian electricity distribution and retail sales company, and the acquisition of midstream natural gas assets in Louisiana and Texas. The success of these efforts and their benefits to AEP cannot be precisely measured in advance, but the Committee believes they are vital to AEP's long-term success.

           Stock Ownership Guidelines. The AEP Board of Directors, upon the Committee's recommendation, underscored the importance of aligning executive and shareholder interests by adopting in December 1994 stock ownership guidelines for senior management participants in the Performance Share Incentive Plan. The Committee and senior management believe that linking a significant portion of an executive's current and potential future net worth to AEP's success, as reflected in the stock price and dividends paid, gives the executive a stake similar to that of AEP's owners and further encourages long-term management for the benefit of those owners.

          Under the guidelines, the target ownership of AEP Common Stock is directly related to the officer's corporate position with the greatest ownership target for the chief executive officer. The target for the CEO and the other four officers named in the Summary Compensation Table is 45,000 shares and 15,000 shares, respectively. Each officer is expected to achieve the ownership target within a five year period. Common Stock equivalents earned through the Senior Officer Annual Incentive Compensation Plan and Performance Share Incentive Plan, described below, are included in determining compliance with the ownership targets. As of January 1, 1999, Dr. Draper has met his ownership requirements and the other officers named in the Summary Compensation Table have either met, or are on target to meet, their respective targets within the specified time period. See the table on page 11 for actual ownership amounts.

          Components of Executive Compensation

           Base Salary. When reviewing salaries, the Committee considers pay practices used by other electric utilities and industry in general. In addition, the Committee considers the respective positions held by the executive officers, their levels of responsibility, performance and experience, and the relationship of their salaries to the salaries of other AEP managers and employees.

          For compensation comparison purposes, the Human Resources Committee uses the electric utility companies in the S&P Electric Utility Index. In recognition of AEP's relatively large size and operational complexity, executive officer salary levels are targeted to the second highest quartile (between the 50th and 75th percentiles) of the range of compensation paid by the other electric utilities in this compensation peer group. Base salary levels in 1998 for the CEO and next four most highly compensated executive officers of AEP named in the Summary Compensation Table were within this second highest quartile. In establishing base salary levels against that range, the Human Resources Committee considers the competitiveness of AEP's entire compensation package.

          Base salaries are adjusted, as appropriate, and reviewed annually to reflect individual and corporate performance and consistency with compensation changes within AEP and the compensation peer group of other electric utilities.

          The Committee meets without the presence of Dr. Draper, chairman, president and chief executive officer, to evaluate his performance and compensation and reports on that evaluation to the outside directors of the Board. After full discussion, these directors then act on the Committee's recommendation.

           Annual Incentive. The primary purpose of annual incentive compensation is to motivate senior managers, through short-term (one-year) incentives and rewards, to maximize shareholder value by maximizing the Company's financial performance.

          The Senior Officer Annual Incentive Compensation Plan ("SOIP") provides a variable, performance-based portion of the executive officers' total compensation and this compensation is set forth in the Bonus column of the Summary Compensation table. SOIP participants are assigned an annual target award expressed as a percentage of annual salary. For 1998, the target awards for Dr. Draper and the other executive officers named in the compensation table were 40% and 35%, respectively. Actual awards can vary from 0-150% of the target award - based on performance.

          For 1998, SOIP awards were based on the following preestablished AEP corporate performance criteria, each weighted 25%:

                (i) total investor return,  which reflects stock price  and dividends paid, measured relative to the performance of utilities in the S&P Electric Utility Index,

               (ii) return on stockholder equity, measured relative to  the performance of utilities in the S&P Electric Utility Index and on absolute performance,

              (iii) average price  of power sold to  AEP's retail customers compared with other utilities in the states which AEP serves and,

               (iv) safety.

          For  1998, AEP corporate  performance merited an  award of 62.3%.
          This   percentage  is   an   estimate  but   should  not   change
          significantly.

          To more closely align the financial interests of the executive officers with AEP's shareholders, SOIP participants may elect to defer their awards, with the deferrals treated as if invested in Common Stock of AEP, although no stock is actually purchased. Dividend equivalents are credited during the deferral period.

           Long-Term Incentive. The primary purpose of longer term, equity-based, incentive compensation is to motivate senior managers to maximize shareholder value by linking a portion of their compensation directly to shareholder return.

          The Performance Share Incentive Plan ("PSIP") annually establishes performance share unit targets which are earned based on AEP's subsequent three-year total shareholder returns measured relative to the S&P peer utilities. In 1998, the Committee established targets for Dr. Draper and the other executive officers named in the Summary Compensation Table equivalent to 50% and 35%, respectively, of their then base salaries. The target number of performance share units has been determined after an evaluation of long-term incentive opportunities provided by the S&P peer utilities, again targeting the second highest quartile of competitive practice. However, the awards which will ultimately be paid to participants under the PSIP for a perfor-mance period are not determinable in advance and can range from 0-200% of the target.

          The PSIP ended a three-year performance period at year end 1998. AEP's total shareholder return for 1996-1998 ranked fourteenth relative to the S&P peer utilities and, as a result, 85% of the performance share unit targets originally established (and dividend credits) were earned. The associated awards are listed in the Summary Compensation Table.

          Similar to the SOIP awards which are deferred, payments of earned awards under the PSIP are also deferred in the form of restricted stock units (equivalent to shares of AEP Common Stock). Such PSIP deferrals continue until termination of employment or, if so elected by the recipient, with payments commencing not later than five years thereafter. Once the officers meet and maintain their respective equivalent stock ownership targets discussed above, they may then elect either to continue to defer or to receive further earned Plan awards in cash and/or Common Stock. When awards are deferred, dividend equivalents are credited as though reinvested in additional restricted stock units.

          Tax Policy

          The Committee has considered the impact of Section 162(m) of the Internal Revenue Code, which provides a limit on the deductibility of compensation in excess of $1,000,000 paid in any year to the Company's chief executive officer or any of its four other most highly compensated executive officers. It is the Committee's policy, consistent with sound executive compensation principles and the needs of AEP, to qualify all compensation for deductibility where practicable.

          Award payments under the PSIP have been structured to be exempt from the deduction limit because they are made pursuant to a shareholder-approved performance-driven plan. Award payments under the SOIP are not eligible for the performance-based exemption and the deduction limit does apply to such awards. Since Dr. Draper has deferred his 1998 SOIP award to dates past his retirement from AEP (providing an exemption from the deduction limit), the Committee has not deemed it necessary at this time to qualify compensation paid pursuant to the SOIP for deductibility under Section 162(m). The Committee may decide to do so in the future.

          No named officer in the Summary Compensation Table had taxable compensation for 1998 in excess of the deduction limit. The Committee intends to continue to evaluate the impact of this Code provision.

                                   Human Resources
                                   Committee Members
                                   Morris Tanenbaum, Chairman
                                   John P. DesBarres
                                   Lester A. Hudson, Jr.
                                   Donald G. Smith

                 SHARE OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

               The following table sets forth the beneficial ownership of AEP Common Stock and stock based units as of January 1, 1999 for all directors as of the date of this Information Statement, each of the persons named in the Summary Compensation Table and all directors and executive officers as a group. Unless otherwise noted, each person had sole voting and investment power over the number of shares of AEP Common Stock and stock-based units of AEP set forth across from his or her name. Fractions of shares have been rounded to the nearest whole share. No executive officer, director or nominee owns any shares of any series of the Cumulative Preferred Stock of the Company.

                                                        Stock
                    Name                 Shares         Units(a)   Total

           E. L. Draper, Jr. . .    7,934(b)(d)          77,612    85,546

           H. W. Fayne . . . . .    4,649(b)             10,135    14,784

           W. J. Lhota . . . . .   16,042(b)(c)(d)       14,902    30,944

           J. J. Markowsky . . .    3,942(b)(e)          13,062    17,004

           J. H. Vipperman . . .   10,734(b)(c)(d)        4,718    15,452

           A. A. Pena  . . . . .    4,886(b)              5,213    10,099
           All directors and
           executive officers as
           a group (6 persons) .  133,418(f)            125,642   259,060

          __________
          (a) This column includes amounts deferred in stock units and held under AEP's various officer benefit plans. Certain of these stock units are subject to forfeiture based on length of employment.

          (b) Includes the following numbers of share equivalents held in the AEP Employees Savings Plan over which such persons have sole voting power, but the investment/disposition power is subject to the terms of the Savings Plan: Dr. Draper, 3,033; Mr. Fayne, 4,144; Mr. Lhota, 13,862; Dr. Markowsky, 3,888; Mr. Pena, 3,464; Mr. Vipperman, 10,002; and all executive officers, 38,393.

          (c) Does not include, for Messrs. Lhota and Vipperman, 85,231 shares in the American Electric Power System Educational Trust Fund over which Messrs. Lhota and Vipperman share voting and investment power as trustees (they disclaim beneficial ownership). The amount of shares shown for all directors and executive officers as a group includes these shares.

          (d) Includes the following numbers of shares held in joint tenancy with a family member: Dr. Draper, 4,901; Mr. Lhota, 2,180; and Mr. Vipperman, 67.

          (e) Includes the following numbers of shares held by family members over which beneficial ownership is disclaimed:
               Dr. Markowsky, 20.

          (f) Represents less than 1% of the total number of shares outstanding.

                          MEETINGS OF THE BOARD OF DIRECTORS

               Regular meetings of the Board of Directors were held once each month during the year. In addition, the Board of Directors holds special meetings from time to time as required. During 1998, the Board held twelve regular meetings.

               Directors of the Company receive a fee of $100 for each meeting of the Board of Directors attended in addition to their salaries.

               The Board of Directors of the Company has no committees.

                                 INDEPENDENT AUDITORS

               The public accounting firm of Deloitte & Touche LLP has been selected as the independent auditors of the Company for the year 1999.

               A representative of Deloitte & Touche LLP will not be present at the meeting unless prior to the day of the meeting the Secretary of the Company has received written notice from a stockholder addressed to the Secretary at 1 Riverside Plaza, Columbus, Ohio 43215, that such stockholder will attend the meeting and wishes to ask questions of a representative of the firm.


                                                   JOHN F. DI LORENZO, JR.,
                                                                  Secretary

          March 25, 1999